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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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United Online, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 10, 2005

TO OUR STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of United Online, Inc. will be held on Tuesday, May 10, 2005, at 10:30 a.m. Pacific time at the Hilton Woodland Hills and Towers, 6360 Canoga Avenue, Woodland Hills, California 91367, for the following purposes:

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  to elect two directors to serve on our Board of Directors until the third annual stockholders meeting following their election or until their successors are duly elected and qualified;

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  to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and

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  to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        Please refer to the attached proxy statement, which forms a part of this notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

        Only stockholders of record at the close of business on March 14, 2005, the record date, are entitled to notice of and to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the meeting and at our executive offices located at 21301 Burbank Boulevard, Woodland Hills, California 91367.

        All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the enclosed envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the close of voting at the annual meeting. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

Sincerely,

Mark R. Goldston Chairman, Chief Executive Officer and President
Woodland Hills, California April 13, 2005

United Online, Inc.
21301 Burbank Boulevard
Woodland Hills, California 91367

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2005

General

        This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held on Tuesday, May 10, 2005 at 10:30 a.m. Pacific time at the Hilton Woodland Hills and Towers, 6360 Canoga Avenue, Woodland Hills, California 91367, for the purposes of:

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  electing two directors to serve on our Board of Directors until the third annual stockholders meeting following their election or until their successors are duly elected and qualified;

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  ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and

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  transacting such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        These proxy solicitation materials were mailed on or about April 13, 2005 to all stockholders entitled to vote at the annual meeting.

Voting; Quorum

        Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Common stockholders of record at the close of business on March 14, 2005, the record date for the annual meeting, are entitled to notice of and to vote at the meeting. On the record date, 60,594,081 shares of our common stock were issued and outstanding. Each share of common stock is entitled to one vote. The presence at the meeting, in person or by proxy, of a majority of the shares of common stock issued and outstanding on March 14, 2005 will constitute a quorum.

        All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes are shares held of record by stock brokerage firms but not voted due to the failure of the beneficial owners of those shares to provide voting instructions. Abstentions and broker non-votes are counted as present for purposes of determining whether or not there is a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not entitled to vote at the annual meeting and will not be counted for purposes of determining whether a proposal has been approved. The election of directors will be by plurality vote, and the nominees receiving the highest number of affirmative votes shall be elected; broker non-votes and votes marked "withheld" will not affect the outcome of the election. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the outstanding shares of common stock represented at the annual meeting and entitled to vote.

Voting Procedure

        Stockholders of record may vote by completing and returning the enclosed proxy card prior to the annual meeting, voting in person at the annual meeting or submitting a signed proxy card at the annual meeting. If the enclosed form of proxy is properly signed, dated and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the annual meeting FOR the election of the director nominees listed in Proposal One (unless the authority to vote for the election of such directors is withheld) and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal Two.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

        You may revoke your proxy at any time before it is actually voted at the meeting by:

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  delivering written notice of revocation to our corporate Secretary at 21301 Burbank Boulevard, Woodland Hills, California 91367;

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  submitting a later dated proxy; or

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  attending the meeting and voting in person.

        Your attendance at the meeting will not, by itself, constitute a revocation of your proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf.

        Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial owner of our shares, but those shares are held of record by another person such as a stock brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote the shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.

Solicitation

        This solicitation is made on behalf of our Board of Directors, and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies by telephone, fax or personal interview. No additional compensation will be paid to these individuals for any such services.

Stockholder Proposals for 2006 Annual Meeting

        Stockholder proposals that are intended to be presented at our 2006 annual meeting and included in our proxy materials relating to the 2006 annual meeting must be received by us no later than December 15, 2005, which is 120 calendar days prior to the anniversary of the mailing date for this year's proxy materials. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2006 annual meeting.

        If a stockholder wishes to present a proposal at our 2006 annual meeting and the proposal is not intended to be included in our proxy statement relating to the 2006 annual meeting, the stockholder must give advance notice to us prior to the deadline for the annual meeting determined in accordance with our amended and restated bylaws (the "Bylaw Deadline"). Under our bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Secretary no fewer than

90 days and no more than 120 days prior to the anniversary of the date for this year's annual meeting. However, if we determine to change the date of the 2006 annual meeting so that it occurs more than 30 days prior to, or more than 30 days after, May 10, 2006, stockholder proposals intended for presentation at the 2006 annual meeting must be received by our Secretary no later than the close of business on the tenth day following the day on which such notice of the date of the 2006 annual meeting is mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. If a stockholder gives notice of such proposal after the Bylaw Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. All stockholder proposals must be in the form required by our bylaws.

        If a stockholder complies with such procedures and submits the proposal before the Bylaw Deadline, then the holders of proxies solicited by our Board of Directors for the stockholders meeting at which that proposal is submitted will not have discretionary voting power with respect to that proposal and cannot vote those proxies in the absence of specific voting instructions from the persons who gave those proxies.

        We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year's annual meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the annual meeting.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

        Our Board of Directors is divided into three classes with staggered terms, which will usually be approximately three years in length. Our bylaws dictate that each director, once elected, holds office until the third annual stockholders meeting following his election or until his successor is duly elected and qualified.

        The class whose term expires at this annual meeting contains two directors, Mark R. Goldston and Carol A. Scott, who are both nominated for re-election. Each of the directors elected at this annual meeting will hold office until the third annual stockholders meeting following his or her election or until his or her successor is duly elected and qualified. If both nominees are elected, our Board of Directors will consist of six individuals.

        The nominees named below have agreed to serve if elected, and we have no reason to believe that they will be unavailable to serve. If, however, the nominees named below are unable to serve or decline to serve at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our Board of Directors. Unless a stockholder specifies otherwise, a returned proxy will be voted FOR the election of the nominees listed below.

        On September 25, 2001, NetZero, Inc. and Juno Online Services, Inc. merged into two wholly-owned subsidiaries of United Online (the "Merger") and each of the directors of NetZero became a director of United Online pursuant to the terms of the Merger. Mr. Goldston, one of the nominees named below, and Messrs. Armstrong, Berglass and Holt were directors of NetZero prior to the Merger.

        The following table sets forth information with respect to the persons nominated for re-election at the meeting:

Name	Age	Director Since	Positions
Mark R. Goldston	50	2001	Chairman, Chief Executive Officer, President and Director
Carol A. Scott	55	2003	Director, Member of Audit & Nominating Committees

        Mark R. Goldston has served as our Chairman, Chief Executive Officer and President and a director since the Merger. He served as NetZero's Chairman and Chief Executive Officer and one of its directors from March 1999 until the Merger. Prior to joining NetZero, Mr. Goldston served as Chairman and Chief Executive Officer of The Goldston Group, a strategic advisory firm, from December 1997 to March 1999. From April 1996 to December 1997, he served as President, Chief Executive Officer and a director of Einstein/Noah Bagel Corp. after founding and serving his initial term with The Goldston Group from June 1994 to April 1996. Mr. Goldston also served as President and Chief Operating Officer of L.A. Gear from September 1991 to June 1994 and as a principal of Odyssey Partners, L.P., a private equity firm, from September 1989 to September 1991. Before joining Odyssey Partners, Mr. Goldston held various executive positions including Chief Marketing Officer of Reebok, President of Faberge USA, Inc. and Vice President of Marketing Worldwide for fragrance and skincare at Revlon, Inc. Mr. Goldston is the author of a business book entitled, The Turnaround Prescription, which was published in 1992 and is the named inventor on 12 separate U.S. patents on products such as inflatable pump athletic shoes and lighted footwear. Mr. Goldston received his B.S.B.A. in Marketing and Finance from Ohio State University and his M.B.A. (M.M.) from the J.L. Kellogg School at Northwestern University. He serves on the Dean's Advisory Board of the J.L. Kellogg School and the Dean's Advisory Board of the Ohio State University Fisher School of Business.

        Carol A. Scott has served as one of our directors since April 29, 2003. Ms. Scott is a professor of marketing and faculty director of the Executive Program at The John E. Anderson Graduate School of Management at the University of California at Los Angeles. Ms. Scott has been on the faculty at UCLA since 1977, and served the school in a variety of administrative positions from 1986 through 1994, including chairman of the faculty and associate dean for academic affairs. She was also a visiting associate professor at the Harvard Business School in 1985, and was on the faculty at Ohio State University for three years prior to joining UCLA in 1977. Ms. Scott is a frequent author and lecturer and has served on the Editorial Board of the Journal of Consumer Research since 1980.

Continuing Directors

        Our other directors are as follows:

Name	Age	Director Since	Positions
James T. Armstrong	39	2001	Director, Audit Committee Chair and Member of Nominating Committee
Robert Berglass	67	2001	Director, Compensation Committee Chair
Kenneth L. Coleman	62	2001	Director, Member of Audit and Compensation Committees
Dennis Holt	68	2001	Director, Member of Nominating and Compensation Committees

        The term for Messrs. Armstrong and Holt will expire at the next annual stockholders meeting and the term for Messrs. Berglass and Coleman will expire at the next stockholders meeting thereafter.

        James T. Armstrong has served as one of our directors since the Merger and was a director of NetZero from 1998 until the Merger. Mr. Armstrong has been a Managing Director with Clearstone Venture Partners (formerly idealab! Capital Partners) since August 1998. From May 1995 to August 1998, Mr. Armstrong was an associate with Austin Ventures. From September 1989 to March 1992, Mr. Armstrong was a senior auditor with Ernst & Young. Mr. Armstrong serves on the board of directors of several private companies. Mr. Armstrong received his B.A. in Economics from the University of California at Los Angeles and his M.B.A. from the University of Texas.

        Robert Berglass has served as one of our directors since the Merger and was a director of NetZero from November 2000 until the Merger. Since January 2002, Mr. Berglass has been the Chairman of DAVEXLABS LLC. From 1998 until April 2001, Mr. Berglass was the Chairman, Chief Executive Officer and President of Schwarzkopf & DEP, Inc. (formerly DEP Corporation), a division of Henkel KGAA. Mr. Berglass had held those positions following Henkel KGAA's acquisition of DEP Corporation in 1998. From 1969 to 1998, Mr. Berglass was the Chairman, Chief Executive Officer and President of DEP Corporation. Before joining DEP Corporation, Mr. Berglass held various positions at Faberge, Inc., including Corporate Executive Vice President.

        Kenneth L. Coleman has served as one of our directors since September 2001. Mr. Coleman founded ITM Software and has been its Chairman and Chief Executive Officer since May 2002. In May 2001, Mr. Coleman founded Coleman Consulting and consulted on various strategic matters for several companies through May 2002. From 1987 through May 2001, he held various positions, including Executive Vice President of Global Sales, Service and Marketing, with Silicon Graphics, Inc. Mr. Coleman serves on the board of directors of MIPS Technologies, Inc., City National Bank and Accelrys (formerly Pharmacopeia Inc.). Mr. Coleman received his B.S. and M.B.A. from Ohio State University.

        Dennis Holt has served as one of our directors since the Merger and was a director of NetZero from January 2001 until the Merger. Mr. Holt founded US International Media LLC, and has been its

Chief Executive Officer since March 2004. Mr. Holt also serves as Chief Executive Officer of Patriot Communications LLC, a telecommunications service bureau, which he created in 1990 as a subsidiary of Western International Media. Mr. Holt founded Western International Media, a media buying service, in 1970 and was the Chairman from 1970 through January 2002. Mr. Holt also serves on the board of directors of Westwood One, Inc. and several private and philanthropic companies. Mr. Holt received his B.A. in Administration from the University of Southern California.

Code of Ethics

        We have long believed that good corporate governance is paramount to ensure that United Online is managed for the long-term benefit of its stockholders. As part of our ongoing efforts to improve corporate governance, we have undertaken a comprehensive effort to review and enhance our governance policies and practices. In conducting this review, we have looked to suggestions by various authorities in corporate governance, the practices of other public companies, the provisions of the Sarbanes-Oxley Act of 2002 (the "the Sarbanes-Oxley Act"), various new and proposed rules of the SEC, and the new listing standards of The NASDAQ Stock Market ("Nasdaq").

        As part of this review, we have adopted a Code of Ethics that applies to all of our employees, directors and officers, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Ethics constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act and is our "code of conduct" within the meaning of the Nasdaq Marketplace Rules applicable to companies whose stock is listed for trading on the Nasdaq. A current copy of the Code of Ethics is available on our corporate Web site (www.untd.com).

Stockholder Communications with Directors

        The Board of Directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent "c/o Corporate Secretary" at 21301 Burbank Boulevard, Woodland Hills, California 91367.

        All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel's office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Board Committees and Meetings

        Six individuals sit on our Board of Directors, five of whom are "independent" as that term is defined in Rule 4200 of the Nasdaq Marketplace Rules. Our Board of Directors held eight meetings during 2004. Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee, which was established in January 2004 to assist in the recommendation and selection of nominees for Board membership. During 2004, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served. Members of the Board of Directors and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2004. Additionally, at least quarterly, non-management Board members met in executive sessions without the presence of management. We do not have a policy regarding director attendance at our annual meetings; however, all of our directors attended the annual meeting held in 2004.

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  Audit Committee. The Audit Committee consists of three directors, Messrs. Armstrong and Coleman and Ms. Scott. The Audit Committee has responsibility for the appointment, retention and termination of our independent registered public accounting firm, including overseeing their independence and evaluating their performance. In addition, the Audit Committee is responsible for reviewing and making recommendations regarding the annual audit, our financial statements, our interim financial statements, and our internal controls over financial reporting, accounting practices and policies. The Audit Committee was formed on September 25, 2001 and held ten meetings during 2004. The Audit Committee operates under a written charter adopted by our Board of Directors, which is reviewed annually and revised as appropriate. The charter was amended in February 2004 and attached to the proxy statement for the Annual Meeting of Stockholders held in 2004 as Appendix B. Our Board of Directors has determined that all members of the Audit Committee are independent as defined in Rule 4200 of the Nasdaq Marketplace Rules and also satisfy the additional criteria for independence for Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Mr. Armstrong, who serves as Chairman of the Audit Committee, qualifies as a "financial expert" as that term is defined under applicable SEC rules. In 2004, the Audit Committee established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing practices. The Audit Committee meets privately with members and representatives of our accounting firm, and members and representatives of our independent registered public accounting firm have unrestricted access and report directly to the Audit Committee. The Audit Committee has selected PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2005 and is recommending that our stockholders ratify this appointment at the annual meeting. The report of the Audit Committee can be found later in this proxy statement.

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  Compensation Committee. The Compensation Committee consists of three directors, Messrs. Berglass, Coleman and Holt, all of whom are independent as defined in Rule 4200 of the Nasdaq Marketplace Rules. Mr. Holt was appointed to the Compensation Committee in January 2004. The Compensation Committee has responsibility for determining the nature and amount of compensation for our executive officers and for administering our equity incentive plans. The Compensation Committee was formed on September 25, 2001 and held three meetings during 2004. The report of the Compensation Committee can be found later in this proxy statement.

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  Nominating Committee. The Nominating Committee, which was formed on January 27, 2004, consists of three directors, Messrs. Armstrong and Holt and Ms. Scott, all of whom are independent as defined in Rule 4200 of the Nasdaq Marketplace Rules. The Nominating Committee has responsibility for identifying and recommending to the Board of Directors individuals qualified to serve as directors of the company. The Nominating Committee's charter is attached as Appendix C to the proxy statement for the Annual Meeting of Stockholders held in 2004. The Nominating Committee did not hold any meetings in 2004.

    Criteria for Director Nominees. The Board of Directors believes that the Board should be comprised of individuals with varied, complementary backgrounds who have exhibited proven leadership capabilities within their chosen fields. Directors should have the ability to grasp quickly complex principles of business and finance, particularly those related to the industries in which the company operates. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our stockholders. When considering a candidate for director, the Nominating Committee will take into account a number of factors, including the following: independence from management; depth of understanding of the Internet, sales and marketing, finance and/or other elements directly relevant to our business; education and professional background; judgment, skill, integrity and reputation; existing commitments to other businesses as a director, executive or owner; personal conflicts of interest, if any; and the size and composition of the existing Board. Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the Nominating Committee will consider the director's past attendance at, and participation in, meetings of the Board of Directors and its committees and the director's formal and informal contributions to the various activities conducted by the Board and the Board committees of which such individual is a member. The directors nominated by the Nominating Committee for re-election at this annual meeting were approved for nomination by all the disinterested members of the Board of Directors. When seeking candidates for director, the Nominating Committee may solicit suggestions from incumbent directors, management, stockholders and others. Additionally, the Nominating Committee may use the services of third party search firms to assist in the identification of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the Nominating Committee will interview that candidate if it believes the candidate might be suitable to be a director. The Nominating Committee may also ask the candidate to meet with management. If the Nominating Committee believes a candidate would be a valuable addition to the Board of Directors, it may recommend to the full Board that candidate's appointment or election.

    Stockholder Recommendations for Nominations to the Board of Directors. The Nominating Committee will consider candidates for director recommended by any stockholder. The Nominating Committee will evaluate such recommendations by applying its regular nominee criteria and considering the additional information set forth below. Eligible stockholders wishing to recommend a candidate for nomination as a director are to send the recommendation in writing to the Chairman of the Nominating Committee, United Online, Inc., 21301 Burbank Boulevard, Woodland Hills, California 91367. Prior to making such a recommendation, stockholders are encouraged to contact the Chairman of the Nominating Committee to obtain a list of backgrounds that the Nominating Committee would consider for potential director nominees given its then current composition. A stockholder recommendation must contain the following information: documentation supporting that the writer is a stockholder of United Online and indicating the number of shares of our common stock beneficially owned by such person and the holder or holders of record of those shares, together with a statement that the writer is recommending a candidate for nomination as a director; the address of record and the total number of shares beneficially owned and owned of record by the proposing stockholder; a resumé of the candidate's business experience and educational background that also includes the candidate's name, age, business and residence addresses, and principal occupation or employment and an explanation of how the candidate's background and qualifications are directly relevant to United Online's business; the number of shares of our common stock beneficially owned by the candidate and owned of record by such individual; a statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier or competitor of United Online, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board; detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing stockholder, the candidate, and any affiliate of the proposing stockholder or the candidate; any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director; a representation that the proposing stockholder intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election; and a signed consent of the candidate to serve as a director, if nominated and elected. In connection with its evaluation, the Nominating Committee may request additional information from the candidate or the proposing stockholder and may request an interview with the candidate. The Nominating Committee has discretion to decide which individuals to recommend for nomination as directors. No candidates for director nominations were submitted by any stockholder in connection with the election of directors at the annual meeting. Any stockholder that desires to recommend a candidate for nomination to the Board of Directors who would be considered for election at our next annual meeting should read the section entitled "Stockholder Proposals for 2006 Annual Meeting" earlier in this proxy statement for additional information. Stockholder proposals for our next annual meeting must be received by December 15, 2005.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee consists of Messrs. Berglass, Coleman and Holt. None of these individuals was employed by us at any time during 2004, and none has ever acted as one of our officers.

        None of our current executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serve as a member of our Board of Directors or our Compensation Committee.

Director Compensation

        During 2004, our non-employee directors received an annual fee of $25,000, which was paid quarterly in arrears, as well as $1,000 for each meeting attended (including committee meetings). Members of the Audit Committee received an additional annual fee of $6,000 and the Chairs of the Audit Committee and Compensation Committee each received an additional annual fee of $8,500 and $7,500, respectively. Each director was also entitled to receive a laptop computer, a printer and Internet access at our expense.

        Under our 2001 Stock Incentive Plan, non-employee directors may receive option grants, direct issuances of common stock and other equity incentives. On January 29, 2004, each non-employee director received an immediately exercisable option to purchase 22,500 shares of our common stock at an exercise price of $18.70 per share, the fair market value of our common stock on the grant date, and the shares subject to that option vested in twelve successive equal monthly installments upon the completion of each month of Board service over the twelve-month period measured from the grant date. Any shares purchased under these options before such shares vested would have been subject to repurchase by us, at the original purchase price paid per share, had the optionee ceased to serve as a Board member prior to vesting in those shares. In the event of a change of control, the shares subject to each of these options would have immediately vested in full. Upon a hostile takeover of the company, these options may be surrendered to us for a cash payment based on the take-over price paid per share of our common stock.

Recommendation of the Board of Directors

        Our Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2004, to serve in the same capacity for the fiscal year ending December 31, 2005, and is asking the stockholders to ratify this appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee may reconsider its selection.

Audit and Other Fees

        We were billed the following fees by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2004:

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  Audit Fees.  PricewaterhouseCoopers LLP billed us approximately $1,305,000 for the audit of our consolidated financial statements for the fiscal year ended December 31, 2004, the review of those interim financial statements included in our quarterly report on Form 10-Q and for audit consultations. A portion of the fees also related to the services performed in connection with the attestation of management's report on our internal controls on financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002.

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  Audit-Related Fees.  Audit-related fees were an additional $387,000 for consulting services relating to due diligence associated with a potential acquisition that was terminated and the documentation of key selected business processes and internal controls.

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  Tax Services Fees.  Tax services fees for tax compliance and tax consulting services were $60,000.

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  All Other Fees.  No other fees were billed to the company by PricewaterhouseCoopers during the fiscal year ended December 31, 2004.

        We were billed the following fees by PricewaterhouseCoopers LLP for the six-month period ended December 31, 2003:

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  Audit Fees.  PricewaterhouseCoopers LLP billed us approximately $292,000 for the audit of our consolidated financial statements for the six-month period ended December 31, 2003, the review of those interim financial statements included in our quarterly report on Form 10-Q and for audit consultations.

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  Audit-Related Fees.  Audit-related fees were an additional $74,000 for consulting services relating to the documentation of key selected business processes and internal controls.

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  Tax Services Fees.  Tax services fees for tax compliance and tax consulting services were $48,000.

  •
  All Other Fees.  No other fees were billed to the company by PricewaterhouseCoopers during the six-month period ended December 31, 2003.

        We were billed the following fees by PricewaterhouseCoopers LLP for the fiscal year ended June 30, 2003:

  •
  Audit Fees.  PricewaterhouseCoopers LLP billed us approximately $325,000 for audit fees, including $320,000 for the audit of our annual consolidated financial statements and review of those interim financial statements included in our quarterly reports on Form 10-Q and $5,000 in connection with the Registration Statement on Form S-8 filed by the company on June 11, 2003.

  •
  Audit-Related Fees.  Audit-related fees were an additional $304,000, including $262,000 for consulting services relating to the documentation of key selected business processes and internal controls and $42,000 for other consulting and accounting services.

  •
  Tax Services Fees.  Tax services fees for tax compliance and tax consulting services were $274,000.

  •
  All Other Fees.  Other fees billed by PricewaterhouseCoopers LLP were $9,000.

Determination of Independence

        The Audit Committee of the Board of Directors has determined that provision by PricewaterhouseCoopers LLP of the services covered under the heading "All Other Fees" above is compatible with maintaining PricewaterhouseCoopers LLP's independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm, unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. In 2003, the Audit Committee adopted a policy requiring the pre-approval of all services to be provided by our independent registered public accounting firm. Any proposed services exceeding pre-approved cost parameters will also require specific pre-approval. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. All of the audit-related and tax services fees for the 2004 fiscal year were approved by the Audit Committee in accordance with the foregoing procedures.

Recommendation of the Board of Directors

        Our Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

OTHER MATTERS

        We do not know of any matters to be presented at the annual meeting other than those mentioned in this proxy statement. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

OWNERSHIP OF SECURITIES

        The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 14, 2005, by (i) each of our directors and nominees for director, (ii) each named executive officer (as listed in the summary compensation table which appears later in this proxy statement), (iii) each person who, to our knowledge, beneficially owns 5% or more of the outstanding shares of our common stock, and (iv) all current directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficial Ownership(1)
Directors and Named Executive Officers:
Mark R. Goldston(2)	4,523,038	7.0%
Charles S. Hilliard(3)	953,156	1.6%
Gerald J. Popek(4)	536,037	*
Frederic A. Randall, Jr.(5)	889,364	1.5%
Brian Woods(6)	772,178	1.3%
James T. Armstrong(7)	73,438	*
Robert Berglass(8)	96,000	*
Kenneth L. Coleman(9)	79,800	*
Dennis Holt(10)	80,334	*
Carol A. Scott(11)	82,800	*
All directors and executive officers as a group (11 persons)(12)	8,080,232	12.0%
5% Stockholders Not Listed Above:
Boston Partners Asset Management, LLC(13)	4,308,090	7.1%
Quaker Capital Management Corporation(14)	3,124,950	5.2%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Based on 60,594,081 shares of common stock outstanding on March 14, 2005. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of March 14, 2005, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is our address at 21301 Burbank Boulevard, Woodland Hills, California 91367.

(2)
Includes (i) 608,581 shares owned by the Mark and Nancy Jane Goldston Family Trust dated November 8, 1997, over which Mr. Goldston exercises voting power, as trustee; (ii) 250,000 shares owned by Mark Goldston, which are subject to repurchase by the company at the purchase price of $.0001 per share if Mr. Goldston voluntarily leaves the company prior to January 27, 2008; and (iii) 3,664,457 shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 14, 2005.

(3)
Includes (i) 135,344 shares owned by Mr. Hilliard, 125,000 of which shares are subject to repurchase by the company at the purchase price of $.0001 per share if Mr. Hilliard voluntarily leaves the company prior to January 27, 2008; and (ii) 817,812 shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 14, 2005.

(4)
Includes (i) 25,780 shares owned by Mr. Popek; and (ii) 510,257 shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 14, 2005.

(5)
Includes (i) 287,387 shares owned by Mr. Randall, 100,000 of which shares are subject to repurchase by the company at the purchase price of $.0001 per share if Mr. Randall voluntarily leaves the company prior to January 27, 2008; and (ii) 601,977 shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 14, 2005.

(6)
The information provided is as of January 9, 2005, which is the date Mr. Woods terminated his employment with the company. Includes (i) 37,593 shares owned by Mr. Woods as of January 9, 2005; and (ii) 734,585 shares subject to options which were exercisable on January 9, 2005 or became exercisable within 60 days of January 9, 2005.

(7)
Includes (i) 20,104 shares owned by Mr. Armstrong; and (ii) 53,334 shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 14, 2005.

(8)
Includes (i) 3,000 shares owned by Mr. Berglass; and (ii) 93,000 shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 14, 2005.

(9)
Includes (i) 300 shares owned by Mr. Coleman; and (ii) 79,500 shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 14, 2005.

(10)
Includes 80,334 shares subject to options held by Mr. Holt which are currently exercisable or which will become exercisable within 60 days of March 14, 2005.

(11)
Includes (i) 300 shares owned by Ms. Scott; and (ii) 82,500 shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 14, 2005.

(12)
Includes (i) 1,383,309 shares owned by the directors and officers, 475,000 of which are shares of restricted stock held by Messrs. Goldston, Hilliard and Randall that are subject to repurchase by the company until such shares vest on January 27, 2008; and (ii) 6,696,923 shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days of March 14, 2005. At March 14, 2005, Mr. Woods was no longer an officer of the company and therefore his ownership is not included in the total.

(13)
This information is derived solely from the Schedule 13G filed with the SEC by Boston Partners Asset Management, LLC on February 10, 2005. The address for Boston Partners Asset Management is 28 State Street, 20th Floor, Boston, Massachusetts 02109.

(14)
This information is derived solely from the Schedule 13G filed with the SEC by Quaker Capital Management Corporation on February 9, 2005. The address for Quaker Capital Management Corporation is 401 Wood Street, Suite 1300, Pittsburgh, Pennsylvania 15222.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

        The following table sets forth certain information regarding all our executive officers as of March 14, 2005:

Name	Age	Positions
Mark R. Goldston	50	Chairman, Chief Executive Officer, President and Director
Jon O. Fetveit	35	Executive Vice President and Chief Strategy Officer
Charles S. Hilliard	41	Executive Vice President, Finance and Chief Financial Officer
Gerald J. Popek	58	Executive Vice President and Chief Technology Officer
Frederic A. Randall, Jr.	48	Executive Vice President, General Counsel and Secretary
Robert J. Taragan	48	Executive Vice President and General Manager of CyberTarget

        The following is a brief description of the capacities in which each of the executive officers has served during the past five years. The biography for Mr. Goldston appears earlier in this proxy statement under the heading "Proposal One: Election of Directors."

        Jon O. Fetveit has been our Executive Vice President and Chief Strategy Officer since the Merger. Prior to that, he served as NetZero's Senior Vice President and Chief Strategy Officer from July 2001 until the Merger. Mr. Fetveit joined NetZero in May 1999 as Director, Strategic Planning and served as NetZero's Vice President, Strategic Planning from April 2000 to July 2001. Prior to joining NetZero, Mr. Fetveit was engaged in the start-up of SRP Software, an enterprise software company, from July 1997 to May 1999. From June 1992 to July 1997, Mr. Fetveit was an investment banker in the corporate finance department of Hambrecht & Quist LLC, most recently as Vice President, Software Investment Banking. Mr. Fetveit received his B.S. in Symbolic Systems with distinction from Stanford University. Mr. Hilliard and Mr. Fetveit are brothers-in-law.

        Charles S. Hilliard has been our Executive Vice President, Finance and Chief Financial Officer since the Merger. Prior to that, he served as NetZero's Senior Vice President, Finance and Chief Financial Officer from April 1999 to September 2001. Prior to joining NetZero, Mr. Hilliard served as an investment banker with Morgan Stanley & Co. from May 1994 to April 1999, most recently as a Principal in the Corporate Finance Department. From August 1990 to May 1994, he served in the Mergers & Acquisitions and Corporate Finance departments of Merrill Lynch & Co. Mr. Hilliard served as a tax accountant with Arthur Andersen & Co. from September 1985 to July 1988 and was licensed as a Certified Public Accountant in January 1988. Mr. Hilliard received his B.S. in Business Administration from the University of Southern California and his M.B.A. with distinction from the University of Michigan. Mr. Hilliard and Mr. Fetveit are brothers-in-law.

        Gerald J. Popek has been our Executive Vice President and Chief Technology Officer since the Merger. Prior to that, he served as NetZero's Senior Vice President and Chief Technology Officer from October 2000 to September 2001. Prior to joining NetZero, Mr. Popek was Chief Technology Officer at CarsDirect.com from August 1999 to September 2000 and Chief Technology Officer at PLATINUM Technology, Inc. from August 1995 to August 1999. In the late 1970s, he was a member of the Defense Science Board, which selected the technology base for the United States Department of Defense that became the Internet. Mr. Popek has a B.S. in Nuclear Engineering, with honors, from New York University and a Ph.D. in Applied Mathematics from Harvard University.

        Frederic A. Randall, Jr. has been our Executive Vice President, General Counsel and Secretary since the Merger. Prior to that, he served as NetZero's Senior Vice President and General Counsel from March 1999 until the Merger and was the Secretary from May 1999 to September 2001. Prior to joining NetZero, Mr. Randall was a partner at Brobeck, Phleger & Harrison LLP from January 1991 to

March 1999, and an associate from 1984 to December 1990. Mr. Randall received his B.A. in English Literature with distinction from the University of Michigan and his J.D., cum laude, from the University of San Francisco School of Law.

        Robert J. Taragan has been our Executive Vice President and General Manager of CyberTarget since the Merger. Prior to that, he served as NetZero's Senior Vice President and General Manager of CyberTarget from March 2000 until the Merger. Prior to joining NetZero, Mr. Taragan held various management positions with Nielsen Media Research for 21 years. His positions included Executive Vice President of Marketing and General Manager of Local Services. Mr. Taragan received his B.A. in Economics from Colgate University.

Summary of Cash and Certain Other Compensation

        The following table provides certain summary information concerning the compensation earned for services rendered by our Chief Executive Officer and each of the four other most highly compensated executive officers during the twelve-month periods ended December 31, 2004, December 31, 2003, June 30, 2003 and June 30, 2002. Due to our change in fiscal year-end from June 30 to December 31 in 2003, the information provided for the fiscal year ended December 31, 2003 overlaps with the information provided for the fiscal year ended June 30, 2003 for the six-month period from January 1, 2003 through June 30, 2003. The information provided for the portion of the 2002 fiscal year prior to the Merger is the compensation that was paid to each individual by NetZero, and the securities appearing in the table have been adjusted to reflect the exchange ratio by which shares of NetZero common stock and options for shares of NetZero common stock were converted upon the Merger into shares of United Online common stock and options for shares of United Online common stock. No executive officer who would have otherwise been included in such table on the basis of salary and bonus earned for the 2004 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year. Mr. Woods, however, terminated his employment with the company effective as of January 9, 2005. The listed individuals are sometimes referred to herein as the "named executive officers."

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year		Salary($)	Bonus($)	Other Annual Compensation($)	Restricted Stock Award($)(2)	Securities Underlying Options(#)
Mark R. Goldston Chairman, Chief Executive Officer and President	2004 2003 2003 2002	(1)	770,000 735,000 700,000 605,000	770,000 831,375 700,000 652,500	— — — —	4,977,475 — — —	625,000 (3) 825,000 2,565,000
Charles S. Hilliard Executive Vice President, Finance and Chief Financial Officer	2004 2003 2003 2002	(1)	385,000 367,500 350,000 275,000	346,500 323,875 262,500 312,500	— — — —	2,488,738 — — —	170,000 (3) 225,000 675,000
Gerald J. Popek Executive Vice President and Chief Technology Officer	2004 2003 2003 2002	(1)	357,500 341,250 325,000 275,000	321,750 300,750 243,750 262,500	— — — —	— — — —	70,000 (3) 150,000 525,000
Frederic A. Randall, Jr. Executive Vice President and General Counsel	2004 2003 2003 2002	(1)	357,500 341,250 325,000 275,000	321,750 302,329 243,750 312,500	— — — —	1,990,990 — — —	125,000 (3) 180,000 630,000
Brian Woods(4) Executive Vice President and Chief Marketing Officer	2004 2003 2003 2002	(1)	357,500 341,250 325,000 275,000	286,000 302,329 243,750 212,500	56,343(5) — — —	1,990,990 — — —	105,000 (3) 180,000 630,000

(1)
In 2003, our fiscal year end changed from June 30 to December 31. The compensation in this row includes (i) six months of salary (January 1 to June 30, 2003) that is also reflected in the following row for the fiscal year ended June 30, 2003 plus (ii) six months of salary for the period July 1 to December 31, 2003. In addition, we calculated the bonus compensation reflected in this row by pro-rating the bonus earned for the twelve-month period ended June 30, 2003 ratably over that twelve-month period and then adding the portion pro-rated to the period from January 1, 2003 through June 30, 2003 to the bonus awarded by the Compensation Committee for the six-month period ended December 31, 2003 to yield the bonus deemed earned for the twelve-month period ended December 31, 2003. If we had instead added the full bonus for the twelve-month period ended June 30, 2003 to the bonus earned by each named executive officer for the six-month period ended December 31, 2003, the bonus amounts in this row would have been as follows: Mr. Goldston: $1,131,375; Mr. Hilliard: $455,125; Mr. Popek: $422,625 and Messrs. Randall and Woods: $424,204 each. The actual salary paid to each of the named executive officers and the actual bonus awarded for such individuals for the six-month period ended December 31, 2003 are as follows:

			Long-Term Compensation Awards
	Compensation for Six Months Ended December 31, 2003
Name and Principal Position			Restricted Stock Award($)	Securities Underlying Options(#)
	Salary($)	Bonus($)
Mark R. Goldston	385,000	481,375	—	—
Charles S. Hilliard	192,500	192,625	—	—
Gerald J. Popek	178,750	178,875	—	—
Frederic A. Randall, Jr.	178,750	180,454	—	—
Brian Woods	178,750	180,454	—	—
(2)
The dollar value of each restricted stock award is determined by multiplying the number of shares of the company's common stock subject to the award by the $19.91 closing price per share on the January 27, 2004 award date and subtracting the amount paid for the shares. Each restricted stock award will vest upon the named executive officer's continuation in the company's employ through January 27, 2008, subject to full vesting acceleration under the circumstances described in the "Employment Contracts, Termination of Employment and Change in Control Arrangements" section below. As of December 31, 2004, the cumulative total holdings of each named executive officer's restricted stock were as follows: Mr. Goldston held 250,000 shares; Mr. Hilliard held 125,000 shares; Mr. Popek held no shares; Mr. Randall held 100,000 shares; and Mr. Woods held no shares. As of December 31, 2004, the fair market value of each named executive officer's holdings of restricted stock (based on the $11.53 closing selling price per share on that date) was as follows: Mr. Goldston, $2,882,475; Mr. Hilliard, $1,441,238; and Mr. Randall, $1,152,990.

(3)
Each named executive officer received an option grant on June 18, 2003, which is reflected in the row showing compensation for the fiscal year ended June 30, 2003. No additional options were granted to any of the named executive officers during the six-month period ended December 31, 2003.

(4)
Mr. Woods terminated his employment with the company effective as of January 9, 2005 and the 100,000 shares of restricted stock held by Mr. Woods were repurchased by the company at a purchase price per share equal to the par value of our common stock ($.0001).

(5)
Includes a salary advance for the period January 1 - January 9, and the payment of accrued vacation.

Option/SAR Grants in Last Fiscal Year

        The following table contains information concerning the stock options granted to the named executive officers during the twelve months ended December 31, 2004. All options were granted under our 2001 Plan. No stock appreciation rights were granted to the named executive officers during such fiscal year.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

		Individual Grants
					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(5)
		% of Total Options Granted to Employees in Year Ended Dec. 31, 2004(2)
	Number of Securities Underlying Options Granted(1)
Name			Exercise Price Per Share($)(3)	Expiration Date(4)
					5%	10%
Mark R. Goldston	625,000	37%	18.70	01/28/2014	7,350,206	18,626,865
Charles S. Hilliard	170,000	10%	18.70	01/28/2014	1,999,256	5,066,507
Gerald J. Popek	70,000	4%	18.70	01/28/2014	823,223	2,086,209
Frederic A. Randall, Jr.	125,000	7%	18.70	01/28/2014	1,470,041	3,725,373
Brian Woods	105,000	6%	18.70	04/09/2005	1,234,835	3,129,313

(1)
Each option was granted on January 29, 2004 and is immediately exercisable for all the option shares. However, any shares purchased under the option will be subject to repurchase by us, at the original exercise price paid per share, should the optionee leave our employ or service prior to vesting in those shares. The shares subject to each option will vest in accordance with the following schedule: one-third of the option shares vest upon the optionee's completion of one year of service with us measured from the grant date, and the remainder vest in 24 equal monthly installments upon the optionee's completion of each additional month of service thereafter. See "Employment Contracts, Termination of Employment and Change in Control Arrangements" for vesting acceleration provisions applicable to those options.

(2)
Options to purchase 1,705,200 shares were granted to our employees in the twelve months ended December 31, 2004.

(3)
The exercise price may be paid in cash or in shares of our common stock. Cashless exercises are also permitted pursuant to which the shares purchased under the option are sold immediately and the portion of the sale proceeds paid over to the company on the settlement date in payment of the exercise price.

(4)
All of the options appearing in this table expire ten years from the date of grant, with the exception of Mr. Woods who terminated his employment with the company effective as of January 9, 2005.

(5)
The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the SEC and do not represent our estimate or projection of the future trading prices of our common stock. Unless the market price of the common stock appreciates over the option term, no value will be realized from those option grants made to the named executive officers. Actual gains, if any, on stock option exercises are dependent on numerous factors including, without limitation, our future performance, overall business and market conditions and the option holder's continued employment with us throughout the entire vesting period, which factors are not reflected in this table.

        On March 24, 2005, restricted stock units were granted to the following executive officers: Mark R. Goldston (500,000 units), Charles S. Hilliard (170,000 units), Frederic A. Randall (125,000 units), Gerald J. Popek (100,000 units), Jon O. Fetveit (100,000 units), and Robert J. Taragan (50,000 units). The Compensation Committee does not intend to award the executive officers any additional restricted stock or restricted stock units next year. Each restricted stock unit entitles the holder to one share of the company's common stock at the time of vesting. Each restricted unit award will vest as to the underlying shares in four successive equal annual installments over a four-year period of service measured from February 15, 2005. The closing selling price of the company's common stock on the March 24, 2005 award date was $10.55. In the event dividends or other distributions are declared and paid on the company's outstanding common stock of the company prior to the issuance of the shares subject to the restricted stock units, then the holder will be entitled, at the time of issuance of such shares, to an additional payment equal to the dividend or distribution which would have been paid on those shares had they been issued and outstanding a the time of the dividend or distribution. The payment will be made in the same form as the actual dividend or distribution is made to the company's stockholders. See "Employment Contracts, Termination of Employment and Change in Control Arrangements" below for vesting acceleration provisions applicable to these awards.

Aggregated Option Exercises and Fiscal Year End Values

        The following table provides information with respect to the named executive officers concerning the exercise of options during the twelve months ended December 31, 2004 and unexercised options held by them at December 31, 2004. None of the named executive officers exercised any stock appreciation rights during such time period, and no stock appreciation rights were held by the named executive officers at the end of that period.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES(1)

			Number of Securities Underlying Unexercised Options(#)(3)		Value of Unexercised in-the-Money Options at Fiscal Year End($)(4)
Name	Shares Acquired on Exercise(#)	Value Realized($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mark R. Goldston	166,668	1,586,763	3,872,789	—	19,952,295	—
Charles S. Hilliard	—	—	892,812	—	4,006,717	—
Gerald J. Popek	88,809	800,527	510,257	—	2,177,346	—
Frederic A. Randall, Jr.	30,000	287,976	601,977	—	2,387,316	—
Brian Woods	151,272	1,201,337	734,585	—	1,993,068	—

(1)
The amounts shown in this table reflect aggregated option exercises for the twelve-month period ended December 31, 2004 and option values as of December 31, 2004.

(2)
Based upon the closing selling price per share on the Nasdaq National Market on the exercise date less the exercise price per share.

(3)
Each option appearing in this table is immediately exercisable for all the option shares. However, any shares purchased under the option will be subject to repurchase by us, at the original exercise price per share, should the optionee leave our employ or service prior to vesting in those shares. The shares subject to each option vest in accordance with the following schedule: either one-third or one-fourth of the option shares vest upon the optionee's completion of one year of service with us measured from the grant date, and the remainder vest in either 24 or 36 equal monthly installments upon the optionee's completion of each additional month of service thereafter. In the event that we are acquired by merger or asset sale, the shares subject to each outstanding option not assumed or replaced by the successor corporation will immediately vest. See "Employment Contracts, Termination of Employment and Change in Control Arrangements" for other vesting acceleration provisions.

(4)
Based upon the closing selling price per share on the Nasdaq National Market on December 31, 2004 ($11.53) less the exercise price per share.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2004 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

	A		B		C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)(5)
Equity Compensation Plans Approved by Stockholders(1)(2)	10,567,192	(4)	$13.71	(4)	2,473,190	(6)
Equity Compensation Plans Not Approved by Stockholders(3)	2,662,707		$7.68		866,197

Total	13,229,899		$12.50		3,339,387

(1)
Consists of the 2001 Stock Incentive Plan (the "2001 Plan") and the 2001 Employee Stock Purchase Plan (the "ESPP"). In connection with the Merger, we consolidated the Juno Online Services, Inc. 1999 Stock Incentive Plan and the NetZero, Inc. 1999 Stock Incentive Plan to form the 2001 Plan. Both the NetZero and Juno plans were approved by their respective stockholders prior to the Merger. In connection with the Merger, options to purchase 11,748,790 shares of NetZero common stock were assumed and converted into options to purchase 3,524,637 shares of our common stock and then transferred to the 2001 Plan; and options to purchase 8,031,560 shares of Juno common stock were assumed and converted into options to purchase 4,300,900 shares of our common stock and then transferred to the 2001 Plan.

(2)
In connection with the Merger, we consolidated the Juno Online Services, Inc. 1999 Employee Stock Purchase Plan and the NetZero, Inc. 1999 Employee Stock Purchase Plan to form the ESPP. Both the Juno ESPP and NetZero ESPP were approved by their respective stockholders prior to the Merger.

(3)
Consists of the 2001 Supplemental Stock Incentive Plan (the "2001 Supplemental Plan"), the Classmates Online, Inc Amended and Restated 1999 Stock Plan (the "Classmates 1999 Plan") and the Classmates Online, Inc. 2004 Stock Plan (the "Classmates 2004 Plan"). In connection with the Merger, we consolidated the following non-stockholder approved plans to form the 2001 Supplemental Plan: (i) the NetZero, Inc. 2001 Non-Executive Stock Incentive Plan; (ii) the Juno Online Services, Inc. 2001 Supplemental Stock Incentive Plan, (iii) the AimTV, Inc. 1999 Employee Stock Option Plan and (iv) the 1999 RocketCash Corporation Stock Option Plan. The RocketCash and AimTV plans were assumed by NetZero prior to the Merger in connection with the acquisition of all of the outstanding capital stock of each company. In connection with the Merger, options to purchase 2,028,475 shares of NetZero common stock, which includes all options converted into options to acquire NetZero common stock in connection with the AimTV acquisition, were assumed and converted into options to purchase 608,542 shares of our common stock and then transferred to the 2001 Supplemental Plan; and options to purchase 774,125 shares of Juno common stock were assumed and converted into options to purchase 414,543 shares of our common stock and then transferred to the 2001 Supplemental Plan. The AimTV options assumed by NetZero covered 32,475 shares of NetZero common stock and, when transferred to the 2001 Supplemental Plan following the Merger, were converted into options to acquire 9,742 shares of our common stock at a weighted average exercise price of $3.43 per share. As of December 31, 2004, the total number of shares of our common stock subject to those assumed AimTV options was approximately 1,367 shares with a weighted average exercise price of $3.43 per share. In connection with the acquisition of Classmates Online, Inc., we assumed options to purchase 785,584 shares of Classmates Online, Inc. common stock under the Classmates 1999 Plan and converted them into options to purchase 364,412 shares of our common stock; and we assumed options to purchase 378,479 shares of Classmates Online, Inc. common stock under the Classmates 2004 Plan and converted them into options to purchase 175,573 shares of our common stock. We also assumed the remaining unallocated share reserve under the Classmates 2004 Plan and converted that reserve into an additional 763,126 shares of our common stock. All of the foregoing adjustments to the outstanding Classmates options and the remaining 2004 Plan reserve were made in accordance with the applicable exchange ratio in effect for the Classmates acquisition. The Classmates 1999 Plan provides that the shares underlying any options which are forfeited upon termination of employment will become available for issuance under the Classmates 2004 Plan and will accordingly increase the number of shares of our common stock issuable under that plan.

(4)
Excludes purchase rights outstanding under the ESPP. Under the ESPP, each eligible employee may purchase up to 3,750 shares of our common stock at semi-annual intervals on the last business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee's entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the purchase date.

(5)
The 2001 Plan, the ESPP and the 2001 Supplemental Plan each contain a provision whereby the share reserve under the plan will automatically increase on the first business day of January each year that the plan remains in existence. The increase for each plan will be limited to the lesser of a specified amount or a percentage of our outstanding common stock as of the last business day of the calendar year immediately preceding the increase. The 2001 Plan will be increased each year by the lesser of 4.0% of the outstanding common stock and 1,950,000 shares; the 2001 Supplemental Plan will be increased each year by the lesser of 0.5% of the outstanding common stock and 214,200 shares; and the ESPP will be increased each year by the lesser of 1.5% of the outstanding common stock and 975,000 shares.

(6)
As of December 31, 2004, 684,835 shares remained available for issuance under the 2001 Plan, and 1,788,355 shares of common stock remained available for issuance under the ESPP. The shares available for issuance under the 2001 Plan may be issued upon the exercise of stock options or stock appreciation rights granted under such plan, or those shares may be issued through direct stock issuances or pursuant to restricted stock awards or restricted stock units which vest upon the attainment of prescribed performance milestones or the completion of designated service periods. Shares may also be issued as a bonus for services rendered the company, without any cash payment required from the recipient

The 2001 Supplemental Plan

        As of December 31, 2004, approximately 4 million shares of our common stock had been reserved for issuance under the 2001 Supplemental Plan to eligible individuals in our service or the service of our subsidiaries. Such eligible individuals include our continuing employees (other than executive officers) and independent consultants. In addition, newly-hired employees (including newly-hired executive officers) may receive an award under the plan in connection with their commencement of employment with us. The 2001 Supplemental Plan also contains an automatic share increase provision pursuant to which the share reserve will automatically increase on the first trading day of January each year over the 10-year term of the plan by an amount equal to 0.5% of the outstanding shares of our common stock on the last trading day in the immediately preceding calendar year, up to a maximum annual increase of 214,200 shares (adjusted for any subsequent stock dividends, stock splits, recapitalizations or similar transactions affecting our common stock). Awards under the 2001 Supplemental Plan may be either in the form of stock option grants or direct stock issuances with exercise or issue prices at, above or below the fair market value of our common stock on the award date. No option grants will have a maximum term in excess of 10 years, and each option grant or direct stock issuance will generally vest over one or more years of service. However, upon certain changes in control or ownership, those options and stock issuances may vest in whole or in part on an accelerated basis. As of December 31, 2004, options to purchase 2,160,036 shares of our common stock were outstanding under the supplemental plan, 1,956,438 shares of our common stock had been issued under such plan, and 65,757 shares of our common stock remained available for future issuance.

Classmates Online, Inc. 2004 Plan as assumed by United Online

        As of December 31, 2004, approximately 1 million shares of our common stock had been reserved for issuance under the Classmates 2004 Stock Plan to eligible individuals in our service or the service of our subsidiaries. Such eligible individuals include (i) employees, directors and officers of Classmates Online, Inc. or its subsidiaries and (ii) employees, directors and executive officers of United Online or its subsidiaries whose service commenced or commences after the date of the acquisition. Awards under the Classmates 2004 Stock Plan may be either in the form of non-statutory stock option grants with an exercise price of not less than 85% of the fair market value of our common stock on the grant date or in the form of direct stock issuances with a purchase price equal to 100% of the fair market value of our common stock on the award date. No option grants will have a maximum term in excess of 10 years, and each option grant or direct stock issuance will generally vest over one or more years of service. However, upon certain changes in control or ownership, those options and stock issuances may vest in whole or in part on an accelerated basis. As of December 31, 2004 options to purchase 152,476 shares of our common stock were outstanding under the Classmates 2004 Stock Plan and 800,440 shares of our common stock remained available for future issuance. The Classmates 1999 Plan provides that the shares underlying any options which are forfeited upon termination of employment will become available for issuance under the Classmates 2004 Plan and will accordingly increase the number of shares of our common stock issuable under that plan. As of December 31, 2004 options to purchase 350,195 shares of our common stock were outstanding under the Classmates 1999 Plan.

Employment Contracts, Termination of Employment and Change in Control Arrangements

        In January 2004, upon the recommendation of our Compensation Committee, the Board of Directors approved amendments to the employment agreements we have with Messrs. Goldston, Hilliard, Randall and Woods primarily to extend the terms of the agreements that were to expire in February 2005 to February 2008. The Compensation Committee believed that continuity of management had played a key role in the company's success, and that the retention of these individuals would be important to the company's future success. At the time the employment agreements were amended, the officers were also awarded restricted stock with a purchase price per share equal to the par value of our common stock ($.0001). Mr. Goldston received an award of 250,000 shares, Mr. Hilliard received an award of 125,000 shares and Messrs. Randall and Woods received awards of 100,000 shares. The restricted stock vests in full on January 27, 2008 with no interim vesting, but it is subject to earlier vesting as described below.

        Under Mr. Goldston's agreement, his annual base salary must not be less than $770,000, and the bonus for which he is eligible must not be less than 125% of his base salary each year. Increases to his base salary and potential bonus may be made from time to time at the discretion of the Compensation Committee. If Mr. Goldston is terminated without cause, or if he is involuntarily terminated following a change in control, he will be entitled to a pro rata portion of his annual bonus, a lump sum payment equal to three times the sum of his annual base salary and a specified percentage of his annual bonus, and vesting of all of his option shares, restricted stock and restricted stock units. If the severance benefits following a change of control constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986 resulting in the imposition of excise taxes, we have agreed to pay Mr. Goldston a gross-up payment in an amount that, after the imposition of all excise and other federal and state taxes, will equal the excise taxes imposed in connection with the severance benefits. In the event his employment is terminated by reason of death or permanent disability, all of Mr. Goldston's option shares, restricted stock and restricted stock units will vest in full. Mr. Goldston has agreed that, for a period of eighteen months following the termination of his employment, he will not engage in specified competitive business activities, but only if he has received certain severance payments in connection with such termination.

        Under the agreements with Messrs. Hilliard, Randall and Woods, the base salaries of these individuals must not be less than $385,000 for Mr. Hilliard, $357,500 for Mr. Randall and $357,500 for Mr. Woods, and the annual cash bonus for which they are eligible must not be less than 100% of their base salary each year. Their salaries and bonuses are subject to periodic increases as determined by the Compensation Committee. If their employment is terminated without cause, they will be entitled to a pro rata portion of their annual bonus, a lump sum payment equal to three times the sum of their annual base salary and a specified percentage of their annual bonus, and an additional twelve months of vesting credit for each of their outstanding options, restricted stock awards and restricted stock units. If their employment is involuntarily terminated following a change in control, they will be entitled to a pro rata portion of their annual bonus, a lump sum payment equal to three times the sum of their annual base salary and a specified percentage of their annual bonus, and vesting of all of their options shares, restricted stock and restricted stock units. If the severance benefits following a change of control constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986 resulting in the imposition of excise taxes, we have agreed to pay such executives a gross-up payment in an amount that, after the imposition of all excise and other federal and state taxes, will equal the excise taxes imposed in connection with the severance benefits. In the event their employment is terminated by reason of death or permanent disability, all of their option shares, restricted stock and restricted stock units will vest in full. Messrs. Hilliard, Randall and Woods have each agreed that, for a period of eighteen months following the termination of his employment, he will not engage in specified competitive business activities, but only if he has received certain severance payments in connection with such termination.

        Mr. Woods terminated his employment with the company effective as of January 9, 2005. The 100,000 shares of restricted stock held by Mr. Woods at that time were repurchased by the company at a purchase price per share equal to the par value of our common stock ($.0001).

        Our other executive officers generally are entitled to a severance payment equal to one year of their base salary if they are terminated without cause and are entitled to accelerated vesting on a portion of their option shares and restricted stock if they are terminated without cause following a change of control.

Indemnification Agreements

        In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and executive officers. These agreements require that we, among other things, indemnify the person against expenses (including attorneys' fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the company (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        It is the duty of the Compensation Committee to determine the salaries and bonuses of the company's executive officers, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee is also responsible for administering the company's equity incentive plans.

        The Compensation Committee believes that the compensation programs for the company's executive officers should reflect the company's performance and the value created for its stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the company and should reward individual contributions to the company's success. The company is engaged in a very competitive industry, and its success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals. In particular, the Compensation Committee believes that the continuity of the company's executive officers, particularly the company's Chairman, Chief Executive Officer and President, has been a critical factor in the company's success, and will be critical to the company's success going forward. The Compensation Committee will continue to review executive compensation programs periodically and will consider new and revised programs, as appropriate, to ensure the interests of stockholders are served.

        General Compensation Policy.    The Compensation Committee's policy is to provide the executive officers with compensation opportunities that are based upon their personal performance, the performance of the company and their contribution to that performance, and that are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary, (ii) annual variable incentive awards, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the company's stockholders. The principal factors that were taken into account in establishing each executive officer's compensation package for the fiscal year ended December 31, 2004 are described below.

        The Compensation Committee regularly evaluates its compensation policy and the methods used to implement such policy to determine whether its objectives are being met. These evaluations may from time to time result in changes in its policy or the methods of implementation.

        In selecting companies to survey for comparative compensation purposes, the Compensation Committee considers many factors not directly associated with stock price performance, such as geographic location, development stage, organizational structure and market capitalization. For this reason, there is not a meaningful correlation between the companies included within the peer group identified for comparative compensation purposes and the companies included within the Morgan Stanley Internet Composite which the company has selected as the industry index for purposes of the stock performance graph appearing later in this Proxy Statement.

        The Compensation Committee utilizes the services of an independent compensation consulting firm and reviews external compensation surveys in making its decisions with respect to the compensation of the company's executive officers.

        Extension of Employment Agreements.    In January 2004, the Compensation Committee, after reviewing the findings of the independent compensation consultant retained by it, approved an extension to the February 9, 2005 expiration date of the existing employment agreements the company has with certain of its executive officers so that the term of those agreements would continue through February 9, 2008. The Compensation Committee felt that such extension was warranted in order to provide continuity and stability to the company's management team and maintain the current severance package available under those agreements so that the executive officers can focus their attention primarily on business operations and market in the industry without concern over their personal financial situations. In order to augment the primary objective of providing an incentive to such officers to remain in the company's employ, the Compensation Committee also approved restricted stock awards to certain executive officers which are intended to provide substantial incentives for such officers to remain in place for the significant future, since those awards will only vest if the officer remains in the company's employ through January 27, 2008, subject, however, to accelerated vesting in connection with certain involuntary termination events. The Compensation Committee believes that the extended employment agreement and the service-vesting restricted stock awards provide a competitive compensation package needed to assure the continued services of the executive officers essential to the company's future growth and financial success.

        Base Salary.    The minimum base salary for each of Messrs. Goldston, Hilliard, Randall and Woods is established under the terms of his employment agreement with the company. The Compensation Committee reviews the base salary levels at least annually and may approve increases based on the officer's personal performance, scope of responsibility and professional experience, as well as internal and external alignment considerations. In performing such review for the 2004 fiscal year, the Compensation Committee consulted with its independent compensation advisor and reviewed external market data. On the basis of its review of such compensation data, the Compensation Committee decided not to increase the base salaries of the executive officers for the 2004 fiscal year.

        Bonuses.    The annual incentive bonus for each executive officer is based on a percentage of each individual's base pay and is adjusted to reflect the actual financial performance of the company in comparison to certain targets set for a particular period. The executive bonuses for the fiscal year ended December 31, 2004 were based primarily on the financial milestones adopted concurrently with the 2004 Management Bonus Plan approved by the Compensation Committee. Such milestones were tied to the company's attainment of adjusted OIBDA (operating income before interest, taxes, depreciation and amortization, subject to certain adjustments) targets. The actual bonus amounts for the named executive officers for the year ended December 31, 2004 are set forth in the Summary Compensation Table. Mr. Goldston received a bonus equal to 100% of his annual base salary; Messrs. Hilliard, Popek and Randall received bonuses equal to 90% of their annual base salaries; and Mr. Woods received a bonus equal to 80% of his annual base salary. The Committee awarded Messrs. Hilliard, Popek and Randall an additional 10% of their annual base salaries in excess of their target percentage under the 2004 Management Bonus Plan for their exceptional performance during 2004.

        Long-Term Incentives.    Each stock option grant and restricted stock award is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each stock option grant allows the officer to acquire shares of the company's common stock at a fixed price per share (generally, the market price on the grant date) over a specified period of time (up to 10 years). In general, each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the company, at the original exercise price paid per share, should the optionee leave the company's service prior to vesting in those shares. The shares subject to the options granted during the 2004 fiscal year will vest over a three-year period, contingent upon the officer's continued employment with the company. Accordingly, the option will provide a return to the executive officer only if he remains employed by the company during the vesting period, and then only if the market price of the shares appreciates over the option term.

        During the fiscal year ended December 31, 2004, the Compensation Committee granted to the executive officers options to purchase an aggregate of 1,240,000 shares of common stock and restricted stock awards covering an additional 575,000 shares. The size of the option granted to each executive officer was set by the Compensation Committee at a level that was intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also took into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varied from individual to individual. As mentioned above, the restricted stock award made to each executive officer is intended to serve as a special inducement for the officer to remain in the company's employ and has a cliff vesting schedule pursuant to which none of the shares will vest unless the officer completes a four-year period of service, subject to accelerated vesting if his employment is involuntarily terminated under certain circumstances.

        CEO Compensation.    Mr. Goldston became the company's Chairman, Chief Executive Officer and President upon consummation of the Merger. His compensation, including base salary and eligibility for annual variable cash compensation, is set by the Compensation Committee in accordance with the terms of his employment agreement. Under that agreement, his annual base salary must not be less than $770,000, and his bonus potential must not be less than 125% of his annual base salary. See "Employment Contracts, Termination of Employment and Change in Control Arrangements." Mr. Goldston's base salary was not increased during the 2004 fiscal year, and his bonus for that fiscal year was based upon OIBDA targets for that period and was accordingly dependent solely upon the company's financial performance for that period. The options granted to Mr. Goldston during the fiscal year ended December 31, 2004 were in recognition of his personal performance and leadership role and were intended to provide him with an incentive to continue in the company's employ, and the restricted stock award made to him in January 2004 was intended to provide a special incentive for his continued employment with the company.

        As mentioned under the heading "Employment Contracts, Termination of Employment and Change in Control Arrangements," Mr. Goldston is entitled to certain severance benefits under his employment agreement in the event his employment is terminated without cause or, in the event of a change in control, if his employment is involuntarily terminated or he resigns for good reason. Mr. Goldston would also be entitled to a full tax gross-up if any of his severance benefits were deemed to constitute parachute payments subject to the 20% excise tax under Internal Revenue Code Section 4999. The Compensation Committee believes that this severance package is fair and reasonable in light of Mr. Goldston's years of service with the company and the significant contribution he has made to the company's growth and financial success. The Compensation Committee has also discussed this severance package with its independent compensation consultant and has been advised that such package is within the parameters of the severance packages in effect for executive officers in the industry and places Mr. Goldston in the upper quartile of the compensation surveys utilized by such consultant.

        Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation paid to certain of the company's executive officers, to the extent such compensation exceeds $1 million per covered officer in any year. However, the limitation does not apply to compensation that is performance-based pursuant to certain milestones established under a stockholder-approved plan. The cash compensation paid to the company's executive officers for the fiscal year ended December 31, 2004 did not exceed the $1 million limit per covered officer, except in the case of the Chief Executive Officer. The cash compensation paid to the Chief Executive Officer for such fiscal year did exceed the limit by approximately $540,000. The excess was attributable to the performance bonus that the Chief Executive Officer earned by reason of the company's success in achieving the financial milestones set by the Compensation Committee under the 2004 Management Bonus Plan. That plan was not submitted for stockholder approval, and all compensation paid under that plan was accordingly subject to the

$1 million limitation. The Compensation Committee has decided not to submit the incentive bonus plan for the 2005 fiscal year for stockholder approval at the 2005 annual meeting or to take any other action to limit or restructure the elements of cash compensation payable to the company's executive officers. In addition, the deductibility of any compensation deemed paid by the company in connection with the award of restricted stock or restricted stock units, or the exercise of option grants made under the company's 2001 Stock Incentive Plan on or after the date of the 2004 annual meeting (or prior to that date for certain grants made to executive officers) or the disposition of shares purchased under those options will also be subject to the $1 million limitation per covered executive officer. The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the company's executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Compensation Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs, stock option grants, restricted stock awards or restricted stock units, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the executive officers essential to the company's financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

        Submitted by the Compensation Committee of the Board of Directors:

Robert Berglass Kenneth L. Coleman Dennis Holt

AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee with respect to the company's audited financial statements for the year ended December 31, 2004, included in the company's Form 10-K for that period.

        Composition and Charter.    The Audit Committee of our Board of Directors currently consists of three independent directors, as that term is defined in Rule 4200(a)(14) of the Nasdaq Marketplace Rules: Mr. Armstrong, who serves as Chairman of the Audit Committee, Mr. Coleman and Ms. Scott. The Audit Committee operates under a written charter adopted by our Board of Directors, which was amended in February 2004 and is attached to the proxy statement for the Annual Meeting of Stockholders held in 2004 as Appendix B. The Board of Directors and the Audit Committee review and assess the adequacy of the charter of the Audit Committee on an annual basis, particularly in light of recent legislation and rule making regarding the role of the Audit Committee.

        Responsibilities.    The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others; reviewing the systems of internal controls over financial reporting, disclosure controls and procedures and the company's financial reporting process that management and the Board have established; and endeavoring to maintain free and open lines of communication among the Audit Committee, the company's independent registered public accounting firm and management. The Audit Committee is also responsible for the review of all critical accounting policies and practices to be used by the company; the review and approval or disapproval of all proposed transactions or courses of dealings that are required to be disclosed by Item 404 of Regulation S-K that are not otherwise approved by a comparable committee or the entire Board; and establishing procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters. The Audit Committee also has the authority to secure independent expert advice to the extent the Committee determines it to be appropriate, including retaining independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities.

        It is not the duty of the Audit Committee to plan or conduct audits or to prepare the company's financial statements. Management is responsible for preparing the company's financial statements, and has the primary responsibility for assuring their accuracy and completeness, and the independent registered public accounting firm are responsible for auditing those financial statements and expressing its opinion as to their presenting fairly in accordance with generally accepted accounting principles the company's financial condition, results of operations and cash flows. However, the Audit Committee does consult with management and the company's independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of the company's financial affairs. In addition, the Audit Committee is responsible for the oversight of the independent registered public accounting firm; considering and approving the appointment of and approving all engagements of, and fee arrangements with, the company's independent registered public accounting firm; and the evaluation of the independence of the company's independent registered public accounting firm.

        In the absence of their possession of information that would give them a reason to believe that such reliance is unwarranted, the members of the Audit Committee rely without independent verification on the information provided to them by, and on the representations made by, the company's management and the company's independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls over financial reporting and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. However, the company's independent registered public accounting firm must attest to the management report on the effectiveness of the company's internal controls over financial reporting and the absence of any material weaknesses or significant deficiencies with respect to those controls. The Audit Committee's authority and oversight responsibilities do not independently assure that the audits of the company's financial statements are presented in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles.

        Review with Management and Independent Registered Public Accounting Firm.    The Audit Committee has reviewed and discussed the company's audited financial statements (including the quality of the company's accounting principles) with the company's management and the company's independent registered public accounting firm, PricewaterhouseCoopers LLP. In addition, the Audit Committee has consulted with management and PricewaterhouseCoopers LLP prior to the presentation of financial statements to stockholders. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, including, among other items, matters related to the conduct by the independent registered public accounting firm of the audit of the company's consolidated financial statements. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP its independence from the company, including whether its provision of non-audit services has compromised such independence.

        Conclusion and Reappointment of Independent Registered Public Accounting Firm.    Based on the reviews and discussions referred to above in this report, the Audit Committee recommended to the company's Board of Directors that the audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC, and in February 2005 appointed PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2005.

        Submitted by the Audit Committee of the Board of Directors:

James T. Armstrong Kenneth L. Coleman Carol A. Scott

Stock Performance Graph

        The graph depicted below shows a comparison of cumulative total stockholder returns for the company, the Nasdaq Stock Market (U.S.) Index and the Morgan Stanley Internet Composite.

        The graph assumes that $89.79 was invested in NetZero's common stock on December 31, 1999 in each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

        Notwithstanding anything to the contrary in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement or future filings made by us under those statutes, the compensation committee report, the audit committee report, reference to the independence of the audit committee members and the stock performance graph are not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Executive officers, directors and greater-than-10% beneficial owners are required to furnish us with copies of all of the forms that they file.

        Based solely on our review of these reports or written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2004, our officers, directors, greater-than-10% beneficial owners and other persons subject to Section 16(a) of the Exchange Act complied with all filing requirements of Section 16(a) applicable to them with the exception of Brian Woods, our former Executive Vice President and Chief Marketing Officer, who made one late Form 4 filing with respect to the repurchase of unvested shares by the company at the time of his termination of employment.

Annual Report

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005, accompanies this proxy statement being mailed to all stockholders. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Form 10-K; Available Information

        Stockholders may obtain an additional copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, free of charge, by writing to our corporate Secretary at United Online, Inc., 21301 Burbank Boulevard, Woodland Hills, California 91367. All reports and documents we file with the SEC are also available, free of charge, on our corporate Web site (www.untd.com).

BY ORDER OF THE BOARD OF DIRECTORS OF UNITED ONLINE, INC.

Frederic A. Randall, Jr. Executive Vice President, General Counsel and Secretary

Woodland Hills, California April 13, 2005

\/ DETACH PROXY CARD HERE \/

UNITED ONLINE, INC.
PROXY

United Online Annual Meeting of Stockholders, May 10, 2005

This Proxy is Solicited on Behalf of the Board of Directors of
United Online, Inc.

        The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 10, 2005 and the Proxy Statement, and appoints Mark R. Goldston and Charles S. Hilliard, and each of them, the Proxy of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $0.0001 per share, of United Online, Inc., a Delaware corporation, that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of United Online, Inc. to be held on Tuesday, May 10, 2005 at 10:30 a.m. Pacific time at the Hilton Woodland Hills and Towers, 6360 Canoga Avenue, Woodland Hills, California 91367, or at any and all adjournments and postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.

(Continued, and to be marked, dated and signed, on the other side)

UNITED ONLINE, INC

\/ DETACH PROXY CARD HERE \/

Please Detach Here
\/ You Must Detach This Portion of the Proxy Card \/
Before Returning it in the Enclosed Envelope

1.
To elect two directors to serve until the third annual stockholders meeting following their election or until their successors are duly elected and qualified:

ELECTION OF DIRECTORS	☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	FOR ALL EXCEPT as indicated to the contrary below

Nominees:    01 Mark R. Goldston, 02 Carol A. Scott.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below:

EXCEPTIONS

2.
To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of United Online, Inc. for the fiscal year ending December 31, 2005.

☐        FOR                        ☐        AGAINST                        ☐        ABSTAIN

3.
In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

☐        FOR                        ☐        AGAINST                        ☐        ABSTAIN

The Board of Directors recommends a vote FOR the directors listed above and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINEES LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS.

Please sign exactly as the name appears on your stock certificate. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
Please print the name(s) appearing on each stock certificate(s) over which you have voting authority:
(Print name(s) on certificate)
(Signature and Title, if applicable) Date
(Signature, Joint Owner) Date

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MATTERS TO BE CONSIDERED AT ANNUAL MEETING PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES(1)
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT